XsunX Inc. Secures $10.8 Million Financing Commitment

Structure Provides Flexibility to Fund Company Growth
Aliso Viejo, CA, July 15, 2005 - XsunX, Inc. (OTCBB: XSNX), developer of Power Glass™ -- an innovative solar technology that allows glass windows to produce electricity from the power of the sun, announced today that it has secured a total of $10,850,000 in financing with Cornell Capital Partners LP to support the continued development and growth of the Company.

Under the agreement signed July 14, 2005, Cornell has committed to provide up to $10 million of funding in the form of a Standby Equity Distribution Agreement or (SEDA) to be drawn down over a 24-month period at XsunX’s discretion in tranches up to $250,000 each. Once a registration statement is filed by XsunX, and declared effective by the Securities and Exchange Commission (SEC), the SEDA allows XsunX to raise capital as required in amounts deemed suitable by the Company over the two year period.

In addition, XsunX sold an aggregate of $850,000 of fixed price Secured Convertible Debentures to Cornell. The structure of the convertible allows Cornell to convert, at their option, into common shares of the Company at the fixed price of $.10. The Company received $400,000 of the debenture at the time of signing with an additional $450,000 to be advanced prior to the filing of a registration statement with the Securities and Exchange Commission (SEC) in connection with the transaction.

"Over the last year XsunX has been fortunate to have established strong relationships with partners such as MVSystems, Inc., made great strides in our product development, expanded our intellectual property assets, and now we have gained a strong partner in the area of finance," said Tom M. Djokovich, Chief Executive Officer of XsunX, Inc. "This financing provides an opportunity for XsunX to accelerate various aspects of our business plan in efforts to bring Power Glass, a new Building Integrated Photovoltaic technology, to market as soon as possible.”

“The renewable energy sector has attracted growing interest from the investment community and Cornell has been looking to make an entry into this exciting new growth industry,” stated Mr. David Ratzker, V.P. Corporate Finance of Cornell Capital, LP. “Our investment in XsunX provides us entry into the photovoltaics market through what we believe is an exciting approach to new uses and applications in solar technology.”
Dr. Arun Madan, Chairman of the XsunX Scientific Advisory Board and founder of MVSystems, Inc. was quoted as saying, ``The development of thin-film large area solar cells represents what we believe to be an important part of the expanding landscape of renewable technologies. We have developed a number of proprietary technologies in this area and with the advent of Cornell Capital’s investment commitment we hope to accelerate efforts and leverage our relationship with Cornell into commercially viable products as quickly as possible.”

About XsunX

XsunX, Inc. is developing Power Glass™ - an innovative solar technology that allows glass windows to produce electricity from the power of the sun. This means that inhabitants of buildings that have Power Glass™ films integrated into the skin of the building will be able to continue to view the great outdoors - as if they were looking through conventional glass windows. The difference is that these windows will now produce electricity to use to offset dependency on local utility supplied power and increase overall building operational efficiencies. This use of photovoltaics in building materials is a growing market opportunity referred to as Building Integrated Photovoltaics or “BIPV”. XsunX intends to become a recognized leader in the Building Integrated Photovoltaics industry. Upon completion of product development the Company plans to market the XsunX Power Glass™ solar cell structure and manufacturing process as a competitive alternative to non-energy producing coatings and glazing for applications in the worldwide architectural glass, optical film, and plastics markets. Please visit the Company's website for more information: http://www.XsunX.com

About Cornell Capital

Managed by US based Yorkville Advisers LLC, Cornell Capital Partners, LP is a key player in structuring and executing equity agreements. Facilities similar to this Standby Equity Distribution Agreement are widely utilized by companies in the USA, UK and Australia. To date, the Cornell group has made available in excess of $800 million for over 100 publicly traded corporations. For more information please visit: www.cornellcapital.com

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities mentioned in this release. The securities described in this release have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement covering such securities or an applicable exemption from such registration requirement.

CONTACT:
XSUNX, INC.
Tom M. Djokovich
(949) 330-8060

C O R N E L L C A P I T A L P A R T N E R S, LP
David Ratzker, VP Corporate Finance
201.985.8300 ext. 130

Safe Harbor Statement: Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.